UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 29, 2023

USCB Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Florida	001-41196	87-4070846
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2301 N.W. 87th Avenue, Miami, Florida	33172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(305) 715-5200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	USCB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item	5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Not applicable.
	(d)	Not applicable.
	(e)	Effective January 29, 2023, USCB Financial Holdings, Inc. (the “Company”), U.S. Century Bank (the “Bank” and collectively with the Company, “USCB”), the wholly owned subsidiary of the Company, and Robert Anderson, the Executive Vice President and Chief Financial Officer of the Company and Bank, entered into an amended and restated employment agreement (“Amended Employment Agreement”) which replaced his prior employment agreement between the Bank and Mr. Anderson dated as of September 11, 2020. The Amended Employment Agreement was approved by the Compensation Committees of the Boards of Directors (“Boards”) of the Company and the Bank.

The Amended Employment Agreement has an initial term ending December 31, 2025 (“Initial Term”), and is subject to one-year extensions if approved by the Boards of USCB commencing December 31, 2023. The Amended Employment Agreement provides for a fixed minimum base salary of $340,000 per year for the Initial Term, which may be increased from time to time as may be determined by the Boards of Directors of USCB. For any calendar year, Mr. Anderson may also earn a cash bonus up to 50% of his base salary, depending on the satisfaction of performance criteria for such calendar year. In addition, starting in calendar year 2023, Mr. Anderson may be entitled to receive long-term equity compensation in the form of stock awards, stock options or any combination thereof equal to 30% of his base salary as of the date of grant upon achievement of target performance levels.

In the event that Mr. Anderson’s employment is terminated by USCB for other than cause (as defined in the Amended Employment Agreement), disability, retirement, or his death, or by Mr. Anderson for good reason (as defined in the Amended Employment Agreement), then he shall be entitled to a cash severance amount equal to the sum of one time his then current annual base salary plus the amount accrued with respect to his annual cash bonus for the year in which the termination occurs, plus a continuation of certain medical and dental benefits. In the event that concurrently with or within 12 months subsequent to a change in control of USCB (as defined in the Amended Employment Agreement), Mr. Anderson’s employment is terminated by USCB for other than cause, disability, retirement, or his death, or by Mr. Anderson for good reason, then he shall be entitled to a cash severance amount equal to two times his highest annual compensation (as defined in the Amended Employment Agreement), plus a continuation of certain medical and dental benefits. Mr. Anderson’s right to the cash severance benefits described above is conditioned upon his execution of a general release of claims against USCB, its directors, officers and employees for any claims Mr. Anderson may have. In the event that Mr. Anderson’s employment is terminated due to his death, his designated beneficiary is entitled to a lump sum cash payment equal to one-half of Mr. Anderson’s base salary, plus a continuation of certain medical and dental benefits.

The Amended Employment Agreement also provides that the benefits under the Amended Employment Agreement will be reduced to the extent necessary to ensure that Mr. Anderson does not receive any “parachute payment” as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended.

The benefits provided under Mr. Anderson’s Amended Employment Agreement are subject to certain restrictions, as further set forth in the Amended Employment Agreement. Further, if Mr. Anderson’s employment is terminated by USCB for cause or without cause, before or after a change in control, or by Mr. Anderson other than for disability, he will be subject to non-competition and non-solicitation restrictions as set forth in the Amended Employment Agreement for a period of 12 months after the termination of his employment.

Effective January 29, 2023, USCB also entered into an Amended and Restated Employment Agreement (“Aguilera Amended Employment Agreement”) with Luis de la Aguilera, USCB’s President and Chief Executive Officer, which replaced his prior employment agreement entered into with USCB as of September 30, 2022 (“Aguilera Prior Employment Agreement”). The Aguilera Amended Employment Agreement reflected certain revisions to address applicable provisions of the Internal Revenue Code of 1986. No changes were made to the amount of compensation contained in the Aguilera Prior Employment Agreement.

The foregoing descriptions of the Amended Employment Agreement and the Aguilera Amended Employment Agreement are qualified in its entirety by reference to the Amended Employment Agreement and the Aguilera Amended Employment Agreement, copies of which are attached as Exhibits 10.1 and 10.2, respectively, hereto and incorporated herein by reference thereto.

(f)	Not applicable.

Item	9.01	Financial Statements and Exhibits

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Not applicable.
	(d)	The following exhibits are included with this Report:

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement by and among USCB Financial Holdings, Inc., U.S. Century Bank and Robert Anderson dated as of January 29, 2023
10.2	Amended and Restated Employment Agreement by and among USCB Financial Holdings, Inc., U.S. Century Bank and Luis de la Aguilera dated as of January 29, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USCB FINANCIAL HOLDINGS, INC.

	By:	/s/Robert Anderson
	Name:	Robert Anderson
	Title:	Chief Financial Officer

Date: February 1, 2023